UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 28, 2009

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 28, 2009, two subsidiaries of the registrant AT&T Inc. ("AT&T") provided irrevocable notice to the Bank of New York Mellon, as trustee (the “Trustee”), to redeem all of the outstanding principal amount of their respective long-term debt issues listed below, in accordance with the terms of their respective Indentures with the Trustee. The redemption date will be September 28, 2009.

The three issues are:
(a)  Pacific Bell 7.25% $100 million Debentures due 11/1/27
(b)  Southwestern Bell Telephone Company 7.375% $150 million Debentures due 7/15/27
(c)  Southwestern Bell Telephone Company 7.00% $100 million Debentures due 11/15/27

AT&T subsidiaries also plan in September 2009 to call for early redemption an additional $360 million in aggregate principal amount of outstanding long-term debt for redemption in October 2009.

The redemption of this debt is expected to be funded primarily by cash on hand. AT&T expects the aggregate cash payment to be approximately $745 million, including applicable call premiums and accrued interest. AT&T expects the redemption of the $710 million in aggregate principal amount to result in a pre-tax charge of approximately $15 million to AT&T’s third-quarter 2009 financial results and $9 million to AT&T’s fourth-quarter 2009 financial results, representing the call premiums and unamortized discounts and debt issuance costs.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: August 28, 2009	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller